Exhibit 10.2

THE L. B. FOSTER COMPANY

2015

EXECUTIVE ANNUAL INCENTIVE COMPENSATION PLAN

The purpose of this document is to establish in writing the 2015 performance goals and other terms applicable to the 2015 awards authorized under the L. B. Foster Company Executive Annual Incentive Compensation Plan (“Plan”) for the Fiscal Year (as defined below).

I.	DEFINITIONS

Capitalized terms not otherwise defined herein shall have the meaning ascribed thereto in the Plan. The following terms shall be defined as follows:

1.1. “Company” shall mean L. B. Foster Company and those subsidiaries thereof in which L. B. Foster Company owns 100% of the outstanding common stock.

1.2. “Operating Unit” shall mean the Company’s units or divisions which are reported in the Company’s internal financial statements and approved by the Committee as applicable to this Plan and set forth on an exhibit on file with the Committee.

1.3. “Financial Performance Award” shall mean an award, as determined for each Participant, equal to (i) the “Participant’s Target Incentive” multiplied by (ii) the applicable aggregate percentage specified for Financial Performance Awards under Section 3.2, with the amount to be paid with respect thereto to be calculated based upon the attainment of the objective financial performance goals established by the Committee for Corporate and Operating Unit Adjusted EBITDA, Corporate and Operating Unit Working Capital as a Percentage of Sales, and Corporate ROIC for the Fiscal Year as approved by the Committee and set forth on an exhibit on file with the Committee, and subject to the Committee’s right to exercise discretion with respect to the amount to be paid with respect to any such award.

1.4. “Base Compensation” shall mean the total base salary, rounded to the nearest whole dollar, actually paid to a Participant during the Fiscal Year, excluding incentive compensation, commissions, reimbursement of expenses, severance, car allowances or all other payments not deemed part of a Participant’s base salary; provided, however, that the Participant’s contributions to the Company’s 401(k) plan(s) and the payment of overtime shall be included in Base Compensation. To the extent applicable, Base Compensation for Participants who terminate during the Fiscal Year shall include only such Base Compensation paid to such Participants during the Fiscal Year for the period prior to such termination.

1.5. “Participant” shall mean all executive officers of the Company set forth on Schedule 1.10.

1.6. “Participant’s Target Incentive” shall mean the product of the Base Compensation of a Participant multiplied by the specific target percentage established for a Participant by the Committee as described in Section 3.1 hereof.

1.7. “Fiscal Year” means the 2015 calendar year (January 1, 2015 through December 31, 2015).

1.8. “Adjusted EBITDA” (Earnings before interest, taxes, depreciation, and amortization) shall mean with respect to the Company or an Operating Unit, for the Fiscal Year, determined in accordance with generally accepted accounting principles, including the applicable LIFO charge or credit (a) income from continuing operations; (b) plus income tax expense; (c) plus interest expense; (d) minus interest income; (e) plus depreciation expense; and (f) plus amortization expense. Adjusted EBITDA shall be calculated without regard to: (i) the effect of changes in accounting principles, (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the Fiscal Year, (iii) any costs related to the purchase accounting step up in the basis of tangible or intangible assets not classified as depreciation or amortization, (iv) any on-going and/or one-time costs and/or expenses related to the unsuccessfully attempted acquisition of a business during the Fiscal Year (exclusive of employee travel), (v) any on-going and/or one-time costs and/or expenses (exclusive of employee travel) associated with the sale or attempted sale of a business in the Fiscal Year, (vi) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the pay-out amount of a Participant’s Financial Performance Award, (vii) the costs of the Plan for domestic Operating Units, (viii) the impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero, and (ix) the reported results of an acquisition completed in the Fiscal Year. Notwithstanding the foregoing, in the event that a business is sold during the Fiscal Year, such business’ Target and Adjusted actual results shall be eliminated from all calculations.

1.9. “Working Capital as a Percentage of Sales” (“W/C as a % of Sales”) shall mean with respect to the Company, or as applicable, for an Operating Unit, for the Fiscal Year, the average monthly balances of Inventory and Accounts Receivable less the average monthly balances of Accounts Payable and Deferred Revenue divided by annual net sales, provided however that all the above items, shall be determined without regard to: (i) any on-going and/or one-time costs and/or expenses relating to acquisitions transacted during the Fiscal Year, (ii) businesses reclassified as “Discontinued Operations,” (iii) the impact on any Operating Unit attributable to any administrative intercompany charges related to transfer pricing compliance where the consolidated impact is zero, and (iv) the reported results of an acquisition completed in the Fiscal Year, including the results of operations and financial position. Notwithstanding the foregoing, in the event that a business is sold during the Fiscal Year, such business’ Target and adjusted Actual results shall be eliminated from all calculations.

1.10. “Return on Invested Capital” (“ROIC”) shall mean, with respect to the Company for the Fiscal Year: (a) after tax earnings from continuing operations before interest income and interest expense and amortization charges (all tax affected using the effective corporate tax rate), divided by (b) an average of month end total assets less the sum of cash, marketable securities and non-interest bearing current liabilities, determined in accordance with generally accepted accounting principles. ROIC shall be expressed as a percentage and shall be determined without regard to: (i) the effect of changes in accounting principles, (ii) any on-going and/or one-time costs and/or expenses attributable to an acquisition, including but not limited to, those related to the negotiation, completion and/or integration of an acquisition, incurred during the Fiscal Year, (iii) any costs related to purchase accounting step up in the basis of tangible or intangible assets not classified as amortization, (iv) the elimination of the impact of all assets and liabilities purchased or incurred as a result of an acquisition, (v) any on-going and/or one-time costs and/or expenses (exclusive of employee travel) related to the unsuccessfully attempted acquisition of a business during the Fiscal Year, (vi) any on-going and/or one-time costs and/or expenses associated with the successful or unsuccessful sale of a business (exclusive of employee travel), (vii) any significant or non-recurring items which are disclosed in management’s discussion and analysis of financial condition and results of operations in the Company’s Annual Report on Form 10-K for such period and which would have an adverse effect on the pay-out amount of a Participant’s Financial Performance Award, and (viii) the reported results of an acquisition completed in the Fiscal Year, including the results of operations and financial position. Notwithstanding the foregoing, in the event that a business is sold during the Fiscal Year, such business’ Target and adjusted actual results shall be eliminated from all calculations.

1.11. “Target Working Capital as a Percent of Sales (Corporate and Operating Unit), Target Adjusted EBITDA (Corporate and Operating Unit), and Target ROIC” shall mean the respective targets approved by the Committee as applicable to this Plan and set forth on an exhibit on file with the Committee.

1.12. “Section 162(m) Officer Bonus Pool” shall mean 7% of the Adjusted EBITDA for the Fiscal Year, which shall be allocable to the Section 162(m) Officers in the percentages set forth on an exhibit on file with the Committee, subject to the Committee’s right to reduce any such allocations in its sole discretion. Adjusted EBITDA for the Section 162(m) Officer Bonus Pool shall be defined as set forth on an exhibit on file with the Committee.

1.13. “Section 162(m) Officer” shall mean the officers of the Company who are listed as Section 162(m) Officers on an exhibit on file with the Committee, and who the Company has determined may be subject to the limitations imposed on “covered employees” under Section 162(m) of the Internal Revenue Code of 1986, as amended.

II.	ELIGIBILITY

2.1. Additional Conditions. Subject to the terms and conditions set forth herein and in the Plan and unless the Committee determines otherwise, in its sole discretion, a Participant’s right, if any, to receive payment of their respective Financial Performance Awards shall also be contingent upon satisfaction of each of the following requirements:

a. A Participant must execute a Confidentiality, Intellectual Property and Non-Compete Agreement in a form satisfactory to the Committee and deliver the executed agreement to the Company’s Vice President, Human Resources and Administration on or before October 1 of the applicable Fiscal Year. If a Participant previously has executed a Confidentiality, Intellectual Property and Non-Compete Agreement, the Participant need not execute and deliver another Confidentiality, Intellectual Property and Non-Compete Agreement.

b. A Participant’s Target Percentage award shall be specifically established by the Committee as set forth in Section 3.1. In the event a Participant changes from one position to another position or is promoted into one of the positions approved by the Committee as described in Section 3.1 during the Fiscal Year performance period, the Target Percentage for such Participant shall be pro-rated between the Target Percentages of each position held during the Fiscal Year based on which position was held on the first day of each month in the Fiscal Year performance period and may be allocated among different Operating Units as determined by the Committee. Any newly hired Participant shall have a specific Target Percentage established by the Committee, provided their employment began in such position by October 1 of the Fiscal Year performance period.

c. Except as otherwise expressly set forth in Section 6(b) of the Plan or as otherwise determined by the Committee, if a Participant’s employment terminates with the Company prior to the Payment Date, the Participant shall forfeit any and all rights to payment or any Financial Performance Award granted hereunder.

d. For Participants who are Section 162(m) Officers, funding of the Section 162(m) Officer Bonus Pool.

III.	AWARDS

The Section 162(m) Officer Bonus Pool shall be funded and allocable to Participants who are Section 162(m) Officers in the percentages set forth on an exhibit on file with the Committee, subject to the Committee’s right to reduce any such allocations in its sole discretion. In this regard, the Target Percentage and Target Amount, as described in Sections 3.1 and 3.2 below, will be considered by the Committee in exercising its right of discretion.

3.1. Target Percentages. Each Participant shall have a Target Percentage based upon the position held by such Participant as approved by the Committee on March 13, 2015 and set forth on an exhibit on file with the Committee.

Other employees selected by the Committee may also be made Participants in the Plan on such terms as may be approved by the Committee and consistent with the terms of the Plan.

3.2. Target Amount. The target amount of a Participant’s Financial Performance Award, if any, shall be determined and allocated based on the percentages specified in the table below:

	Metric	CEO, Sr VP & CFO; VP-Business Development; VP- Human Resources & Admin; VP & General Counsel; and Controller and CAO	VP’s and SVP Responsible for Operating Unit(s)
	Corporate ROIC	15%	—
Financial Performance Awards	Operating Unit Adjusted EBITDA	—	50%
	Working Capital as a % of Sales	15%	20%
	Corporate Adjusted EBITDA	70%	30%

3.3. Financial Performance Award Multiplier. Subject to the terms and conditions set forth herein and in the Plan, the amount of Financial Performance Award earned shall be calculated and adjusted upward or downward based on the actual level of attainment of Target W/C as a % of Sales (Corporate and Operating Unit), Target Adjusted EBITDA (Corporate and Operating Unit) and/or Target ROIC (as allocated under Section 3.2) utilizing the percentage multiplier as set forth in the following tables:

a. Adjusted EBITDA Multiplier (Corporate/Operating Unit)

% of Target Adjusted EBITDA	Corporate or Operating Unit Multiplier
170% and over	200%
160%	185%
150%	175%
140%	160%
130%	145%
120%	130%
110%	115%
100%	100%
90%	84%
80%	68%
70%	52%
60%	36%
50%	20%
Less than 50%	0%

b. ROIC Multiplier

% of Target ROIC	ROIC Multiplier
127.5% and over	200%
123.0%	167%
112.8%	133%
100.0%	100%
93.7%	73%
87.8%	47%
80.0%	20%
Less than 80.0%	0.0%

c. W/C as a % of Sales Multiplier

% of Target Average W/C as a % of Sales	Corporate or Operating Unit Multiplier
86.0% and under	200%
88.7%	175%
91.3%	150%
94.3%	130%
97.4%	115%
100.0%	100%
102.9%	80%
106.5%	60%
110.0%	40%
Greater than 110.0%	0%

The calculation of the percent of target achieved in the above tables shall be adjusted proportionately to reflect whole percentages achieved between the levels in the table. For example, if Corporate achieved 73% of Target Adjusted EBITDA, the percent of target achieved would be 57%; if Corporate achieved 137% of Target Adjusted EBITDA, the percent of target achieved would be 156%.

3.4. Limitation on Financial Performance Award. Notwithstanding any provision to the contrary, a Participant’s Financial Performance Award shall not exceed (i) $1,500,000 for any Participant for the Fiscal Year performance period under the Plan or (ii) if lower, for any Participant who is a Section 162(m) Officer, such Participant’s designated performance pool percentage of the Section 162(m) Officer Bonus Pool as set forth on an exhibit on file with the Committee . In the event that the amount of any such award for the Fiscal Year earned exceeds $1,500,000 for a Participant, or the designated performance pool percentage for any Section 162(m) Officer, such award shall be reduced to $1,500,000 or, if lower, the applicable designated performance pool percentage.

IV.	RECOUPMENT

In the event the Company is required to prepare an accounting restatement applicable to any financial reporting period covering a period within the Fiscal Year due to the material noncompliance of the Company with any financial reporting requirement under the securities laws or other applicable law and if the Committee, in its discretion, so determines, each “Specified Participant” (as defined below) shall pay to the Company, in cash, all cash paid to or on behalf of such Participant under the Plan for the Fiscal Year in excess of the amount of such compensation that would have been paid to the Participant for the Fiscal Year based on the restated financial results. Any such payment shall be made within the time periods prescribed by the Committee. The term “Specified Participant” means any Participant that the Committee has determined, in its sole discretion, has committed fraud, negligence, or intentional misconduct that was a significant contributing factor to the Company having to prepare an accounting restatement. A Specified Participant’s failure to make any such timely payment to the Company constitutes an independent and material breach of the terms and conditions of the Plan, for which the Company may seek recovery of the unpaid amount as liquidated damages, in addition to all other rights and remedies the Company may have against the Participant. By participating in the Plan, each Participant agrees that timely payment to the Company as set forth in this Section IV is (i) reasonable and necessary, (ii) is not a penalty, and (iii) does not preclude the Company from seeking all other remedies that may be available to the Company.

The Committee, in its discretion, shall determine whether the Company shall effect any such recovery (i) by seeking repayment from the Specified Participant, (ii) by reducing (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement) the amount that would otherwise be payable to the Specified Participant under any compensatory plan, program or arrangement maintained by the Company or any of its affiliates, (iii) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amount) or grants of compensatory awards that would otherwise have been made in accordance with the Company’s otherwise applicable compensation practices, or (iv) by any combination of the foregoing.

Notwithstanding any other provisions of this document, if the awards granted pursuant to this document become subject to recovery under any Company policy adopted hereafter and required by law, regulation or stock exchange listing requirement, the awards shall be subject to such deductions, recoupment, and clawback as may be required to be made pursuant to such Company policy (the “Clawback Requirement”). In the event the awards granted pursuant to this document and the Plan become subject to such Clawback Requirement, then the awards shall be subject to such Clawback Requirement, and this Section IV shall no longer apply to such awards.

Notwithstanding the foregoing, the Company shall not be required to make any additional payment in the event that the restated financial results would have resulted in a greater payment to any Participant.

V.	COMPENSATION COMMITTEE

All determinations with respect to any Financial Performance Award shall be made by the Committee and shall be final, conclusive and binding on the Company, the Participant and any and all interested parties. No payment of a Financial Performance Award shall be made prior to the Committee certifying in writing that the performance goals and other material terms applicable to such awards for the Fiscal Year as set forth herein (including the Schedule attached hereto and/or the applicable exhibits on file with the Committee) have been attained.

The undersigned Chairman of the Committee hereby certifies, on behalf of the Committee, that the performance goals and other material terms applicable to the awards for the Fiscal Year as set forth herein (including the Schedule attached hereto) have been determined and approved at the Committee meeting on March 13, 2015.

By:	/s/ William H. Rackoff
William H. Rackoff
Chairman, Compensation Committee

Schedule 1.10

Participants	Title*	Operating Unit(s)
Robert P. Bauer	President and CEO	Consolidate Corporate

Merry L. Brumbaugh	VP - Tubular Products	Tubular

Steven R. Burgess	VP - Concrete Products President - CXT	Rail (inc. Buildings)

Samuel K. Fisher	VP - Rail Distribution	Rail (inc. Buildings)

Patrick J. Guinee	VP and General Counsel	Consolidated Corporate

John F. Kasel	Sr VP - Rail Business	Rail (inc. Buildings)

Brian H. Kelly	VP - Human Resources & Administration	Consolidated Corporate

Gregory W. Lippard	VP - Rail Product Sales	Rail (inc. Buildings)

Konstantinos Papazoglou	VP - Rail Technology	Rail (inc. Buildings)

Christopher T. Scanlon	Controller	Consolidated Corporate

David J. Russo	Sr VP and CFO	Consolidated Corporate

David R. Sauder	VP - Global Business Development	Consolidated Corporate

*	Subject to change pursuant to Section 3.1.

Approved by Committee this 13th day of March, 2015.

/s/ William H. Rackoff
Chairman